EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-65914, 333-73500 and 333-82066) of Digital Insight Corporation of our report dated March 17, 2003, relating to the consolidated financial statements and financial statement schedules, which appear in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Century City, California
March 19, 2003